Exhibit 99.12

Your Vote Is Important!

The proposed merger of John Hancock Financial Services, Inc. and Manulife Financial Corporation needs your vote.

John Hancock’s Board of Directors has approved the merger agreement, and unanimously recommends that the stockholders of John Hancock vote in favor of the adoption of the merger agreement. The special meeting of stockholders to vote on the merger agreement is scheduled for (date) in (place). You do not need to attend to vote by proxy.

Voting is available 24 hours a day – 7 days a week!
•	By Phone: Call 1-800-690-6903
•	By Internet: Visit www.proxyvote.com
•	By Mail: See enclosed proxy card

See the reverse side of this card for easy and convenient voting instructions. Enclosed with this card is a proxy statement/prospectus describing the merger and related materials. Please read it carefully and in its entirety.

Voting is Easy. Vote Today!

Voting is available 24 hours a day – 7 days a week!

PHONE

To vote by proxy using the telephone:
1)	Read the enclosed proxy statement/prospectus and proxy card.
2)	Call toll-free on a touch-tone phone in the U.S. or Canada 1-800-690-6903
3)	Have your proxy card in hand when you call.
4)	Follow the simple recorded instructions.

INTERNET

To vote by proxy using the Internet:
1)	Read the enclosed proxy statement/prospectus and proxy card.
2)	Go to www.proxyvote.com.
3)	Have your proxy card in hand when you access the web site.
4)	Follow the simple instructions posted at www.proxyvote.com.

Or if you prefer, you can return the enclosed paper proxy card in the envelope provided after you have read the enclosed proxy card and proxy statement/ prospectus. If you have any questions or need assistance voting by phone, Internet or proxy card, please call 1-866-257-5508.